Exhibit 99.1

3PEA Reports Second Quarter 2018 Financial Results

Quarterly revenue and net income increased 60% and 90%, respectively

Actively pursuing acquisition candidates

HENDERSON, Nev.--(BUSINESS WIRE)-- 3PEA International, Inc. (“3PEA” or the “Company”) (OTCQB:TPNL), a vertically integrated provider of innovative prepaid card programs and processing services for corporate, consumer and government applications, reported financial results for the second quarter ended June 30, 2018.

Q2 2018 Highlights

•	Second quarter 2018 revenue increased 60% to $5.5 million compared to $3.4 million in the same year ago quarter. Revenue for the six months ended June 30, 2018 increased 53% to $10.1 million from $6.62 million for the same period last year.

•	Gross profit for the three months ended June 30, 2018 increased to $2.6 million compared to $1.6 million, for the same period last year. Gross profit for the six months ended June 30, 2018 increased to $4.9 million from $2.9 million for the same period last year.

•	Net income for the three months ended June 30, 2018 was $732,056 or $.02 per basic and diluted share, an increase of 90% compared to net income of $384,443 or $.01 per basic and diluted share in the same year ago quarter. Net income for the six months ended June 30, 2018 was $1,144,563 or $0.03 per basic share, $0.02 per fully diluted share, a 52% increase compared to $753,837 or $0.02 per basic and diluted share in the same period last year.

•	Adjusted EBITDA for the three months ended June 30, 2018 was $1,194,684 an increase of 70% compared to adjusted EBITDA of $703,886 in the same year ago quarter. Adjusted EBITDA for the six months ended June 30, 2018 was $1,990,224, an increase of 48% compared to adjusted EBITDA of $1,343,642 in the same year ago six month period (a reconciliation of Adjusted EBITDA to GAAP Net Income is set forth below).

•	Surpassed 1,850,000 PaySign Cardholders participating in 227 card programs, up from 1,550,000 cardholders and 205 card programs for the period ended December 31, 2017.

•	Our revenue conversion rate for the three months ended June 30, 2018 was 3.66%, or 3,661 basis points (“bps”) of gross dollar volume loaded on cards. Our revenue conversion rate for the six months ended June 30, 2018 was 3.67% or 3,669 bps of gross dollar volume loaded on cards.

•	Our gross margin conversion rate for the three months ended June 30, 2018 was 1.76% or 1,756 bps of gross dollar volume loaded on cards. Our gross margin conversion rate for the six months ended June 30, 2018 was 1.76%, or 1,760 bps of gross dollar volume loaded on cards.

•	Our net profit conversion rate for the three months ended June 30, 2018 was 0.49% or 491 bps of gross dollar volume loaded on cards. Our net profit conversion rate for the six months ended June 30, 2018 was 0.41%, or 414 bps of gross dollar volume loaded on cards.

Management Commentary

“We are pleased with our sustained strong performance and solid operational execution as we look ahead to further growth,” said Mark Newcomer, Chief Executive Officer, 3PEA International. “With a strong pipeline in place, we have begun to see revenue contribution from our expanded efforts in the biopharma and corporate incentive verticals. As part of our longer term strategy, we are actively pursuing acquisition candidates that have long standing reputations, a corporate culture of innovation, and demonstrated growth and profitability.”

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“During the second quarter we had strong results with all key metrics beating expectations,” commented Dan Henry, Chairman, 3PEA International. “We also made further progress on our expansion in key verticals. We look forward to our continued growth as we expand the breadth and depth of our product offerings.”

“The increase in revenue in the second quarter and six month period was a result of growth in our cardholder base, as well as an increase in amount of funds loaded to cards,” said Brian Polan, Chief Financial Officer, 3PEA International. “We successfully increased our gross margins through a combination of cost reductions and the addition of higher margin revenue sources. We expect our margin expansion to continue in the foreseeable future. Looking forward, we expect our revenue growth to continue at similar rates for the remainder of 2018.”

Three Months Ended June 30, 2018

Revenues for the three months ended June 30, 2018 were up 60% at $5,460,723, an increase of $2,042,554, or compared to the same period in the prior year, when revenues were $3,418,169. The Company expects revenues to continue to trend upwards in the long term.

Gross profit for the three months ended June 30, 2018 was $2,619,847, or 48% of revenue, an increase of $1,057,217 compared to the same period in the prior year, when gross profit was $1,562,630, or 46% of revenue.

Selling, general and administrative expenses for the three months ended June 30, 2018 were $1,667,856, an increase of $739,271 compared to the same period in the prior year, when selling, general and administrative expenses were $928,585. The increase in selling, general and administrative expenses is primarily due to the expansion of our customer service and technology departments, increased investment in our sales and marketing teams and additional expenses related to our application for NASDAQ capital market listing.

Our net income for the three months ended June 30, 2018 was $732,056, or $0.02 per fully diluted share, an increase of $347,613, or 90% compared to the same period in the prior year, when we recorded net income of $384,443, or $0.01 per fully diluted share. The increase in our net income is attributable to the aforementioned factors.

Six Months Ended June 30, 2018

Revenues for the six months ended June 30, 2018 were $10,137,042, an increase of $3,517,978, or 53% compared to the same period in the prior year, when revenues were $6,619,064. The increase in revenue is due to the expansion of our cardholder base throughout our card programs.

Gross profit for the six months ended June 30, 2018 was $4,862,956 or 48% of revenue, an increase of $1,932,980, compared to the same period in the prior year, when gross profit was $2,929,976, or 44% of revenue.

Selling, general and administrative expenses for the six months ended June 30, 2018 were $3,247,321, an increase of $1,504,053 compared to the same period in the prior year, when selling, general and administrative expenses were $1,743,268.

Net income for the six months ended June 30, 2018 was $1,144,563, or $0.03 per basic share, $0.02 per fully diluted share, an increase of $390,726, or 52% compared to the same period in the prior year, when we recorded net income of $753,837 or $0.02 per basic and fully diluted share. The increase in our net income is attributable to the aforementioned factors.

Shareholder Update

The Company’s revenue continues to grow at an accelerated rate when compared to 2017 and the Company expects growth to continue at these rates for the foreseeable future. As of June 30, 2018 the Company had over 1,850,000 PaySign Cardholders participating in 227 card programs. During the second quarter, the Company made application to uplist its shares to the NASDAQ Capital Market. In the early portion of the third quarter of 2018, the Company has begun implementation of new card programs in the biopharma and corporate incentive markets.

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Financial Guidance

Based on the Company’s current estimates, The Company expects revenue of $22.75 million to $23.75 million in 2018 as compared to revenue of $15.2 million in 2017. This represents an annual increase of 50% to 56% when compared to 2017 revenue. The Company expects Adjusted EBITDA of $4.5 million to $5.0 million in 2018, compared to $3.0 million in 2017, representing an annual increase of 50% to 67% when compared to 2017 Adjusted EBITDA.

About 3PEA International

3PEA International (OTCQB:TPNL) is an experienced and trusted prepaid debit card payment solutions provider as well as an integrated payment processor that has millions of prepaid debit cards in its portfolio. Through its PaySign brand, 3PEA designs and develops payment solutions, prepaid card programs, and customized payment services. 3PEA’s corporate incentive prepaid cards are changing the way corporations reward, motivate, and engage their current and potential customers, employees, and agents. 3PEA’s customizable prepaid solutions offer significant cost savings while improving brand recognition and customer loyalty. 3PEA’s customers include healthcare companies, major pharmaceutical companies, large multinationals, prestigious universities, and social media companies. PaySign is a registered trademark of 3PEA Technologies, Inc., Inc. in the United States and other countries. For more information visit us at www.3PEA.comor follow us on LinkedIn, Twitter and Facebook.

Forward-Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There is no assurance that such statements will prove to be accurate, and actual results and future events could differ materially. 3PEA undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

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3PEA INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2018 AND 2017

(UNAUDITED)

	For the three months ended June 30		For the six months ended June 30
	2018	2017	2018	2017
Revenues	$5,460,723	$3,418,169	$10,137,042	$6,619,064

Cost of revenues (excluding depreciation and amortization)	2,840,876	1,855,539	5,274,086	3,689,088

Gross profit	2,619,847	1,562,630	4,862,956	2,929,976

Operating expenses
Depreciation and amortization	250,447	234,413	496,079	449,274
Selling, general and administrative	1,667,856	928,585	3,247,321	1,743,268

Total operating expenses	1,918,303	1,162,998	3,743,400	2,192,542

Income from operations	701,544	399,632	1,119,556	737,434

Other income (expense)
Other income	29,890	5,901	22,490	25,997
Interest expense	–	(31,623)	–	(31,623)
Total other income (expense)	29,890	(25,722)	22,490	(5,626)

Income before provision for income taxes and noncontrolling interest	731,434	373,910	1,142,046	731,808

Provision for income taxes	–	3,000	–	6,000

Net income before noncontrolling interest	731,434	370,910	1,142,046	725,808

Net loss attributable to the noncontrolling interest	622	13,533	2,517	28,029

Net income attributable to 3PEA International, Inc.	$732,056	$384,443	$1,144,563	$753,837

Net income per common share - basic	0.02	0.01	0.03	0.02
Net income per common share - fully diluted	0.02	0.01	0.02	0.02

Weighted average common shares outstanding - basic	45,560,692	43,262,413	45,359,479	43,224,301
Weighted average common shares outstanding - fully diluted	46,036,447	44,189,913	45,893,265	44,151,801

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3PEA INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2018 AND DECEMBER 31, 2017

	June 30,	December 31,
	2018	2017
	(Unaudited)	(Audited)
ASSETS

Current assets
Cash	$3,074,147	$2,748,313
Cash restricted	18,464,027	14,416,444
Accounts receivable	189,582	165,523
Prepaid Expenses and other current assets	1,048,143	572,789
Total current assets	22,775,899	17,903,069

Fixed assets, net	809,234	854,402

Intangible and other assets
Deposits	4,551	5,551
Intangible assets, net	1,895,560	1,639,557

Total assets	$25,485,244	$20,402,579

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$688,537	$1,145,083
Customer card funding	18,464,027	14,416,444
Total current liabilities	19,152,564	15,561,527

Total liabilities	19,152,564	15,561,527

Stockholders' equity
Common stock: $0.001 par value; 150,000,000 shares authorized, 43,670,765 issued and outstanding at June 30, 2018 and December 31, 2017, respectively	43,671	43,671
Additional paid-in capital	7,505,552	7,155,970
Treasury stock at cost, 303,450 and 303,450 shares, June 30, 2018 and December 31, 2017, respectively	(150,000)	(150,000)
Accumulated deficit	(863,909)	(2,008,472)
Total 3PEA International, Inc.'s stockholders' equity	6,535,314	5,041,169
Noncontrolling interest	(202,634)	(200,117)
Total stockholders' equity	6,332,680	4,841,052

Total liabilities and stockholders' equity	$25,485,244	$20,402,579

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3PEA International, Inc. Non-GAAP Measures

To supplement 3PEA’s financial results presented on a GAAP basis, we use non-GAAP measures of net income that excludes the following cash and non-cash items – interest, taxes, stock-based compensation, amortization and depreciation. We believe these non-GAAP measures help investors better evaluate our past financial performance and potential future results. Non-GAAP measures should not be considered in isolation or as a substitute for comparable GAAP accounting and investors should read them in conjunction with the Company’s financial statements prepared in accordance with GAAP. The non-GAAP measures of net income we use may be different from, and not directly comparable to, similarly titled measures used by other companies.

“EBITDA” defined as earnings before interest, taxes, depreciation and amortization expense. “Adjusted EBITDA” reflects the adjustment to EBITDA to exclude stock-based compensation charges.

Adjusted EBITDA is not intended to represent cash flows from operations, operating income (loss) or net income (loss) as defined by U.S. GAAP as indicators of operating performances. Management cautions that amounts presented in accordance with 3PEA’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA in the same manner.

	Three months ended June 30,
	2018	2017
Reconciliation of adjusted EBITDA to net income:
Net income attributable to 3PEA International, Inc.	$732,056	$384,443
Income tax expense	–	3,000
Interest expense	–	31,623
Depreciation and amortization	250,447	234,413
EBITDA	982,503	653,479
Stock-based compensation	212,181	50,407
Adjusted EBITDA	$1,194,684	$703,886

	Six months ended June 30,
	2018	2017
Reconciliation of adjusted EBITDA to net income:
Net income attributable to 3PEA International, Inc.	$1,144,563	$753,837
Income tax expense	–	6,000
Interest expense	–	31,623
Depreciation and amortization	496,079	449,274
EBITDA	1,640,642	1,240,734
Stock-based compensation	349,582	102,908
Adjusted EBITDA	$1,990,224	$1,343,642

Contacts

3PEA International, Inc.
Brian Polan, 1-702-749-7234
Chief Financial Officer
bpolan@3PEA.com
www.3PEA.com
or
S&C Public Relations, Inc.
Suzanne Dawson, 1-646-941-9140
sdawson@scprgroup.com

Source: 3PEA International, Inc.

View this news release online at:
http://www.businesswire.com/news/home/20180809005015/en

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